UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2004

_______________

AmeriCredit Corp.

Exact name of registrant as specified in its charter)

_______________

Texas	1-10667	75-2291093
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

801 Cherry Street, Suite 3900, Fort Worth, Texas 76102

(Address of principal executive offices, including Zip Code)

(817) 302-7000

(Registrant's telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

The Registrant files herewith the exhibit listed in Item 7(c) below.

Item 7(c). Exhibits

The following exhibit is furnished in accordance with Item 601 of Regulation S-K:

99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmeriCredit Corp.

(Registrant)

Date: April 27, 2004 By: /s/ PRESTON A. MILLER

Preston A. Miller

Executive Vice President, Chief

Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No. Exhibit

99.1 Press Release

AmeriCredit Announces $100 Million Stock Repurchase Plan

FORT WORTH, Texas--(BUSINESS WIRE)--April 27, 2004--AmeriCredit Corp. (NYSE:ACF) today announced that its board of directors has authorized a stock repurchase plan for up to $100 million. AmeriCredit may purchase the stock from time to time, depending on market conditions, in the open market or in privately negotiated transactions.

"We are continually looking for the right way to build value for our stakeholders," said Clifton Morris, AmeriCredit's chairman of the board and chief executive officer. "We are investing in our business by growing loan volume and targeting high risk-adjusted returns. With our current balance sheet and cash balances, the board felt that it was appropriate to adopt a stock repurchase plan."

About AmeriCredit

AmeriCredit Corp. is a leading independent middle-market auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and more than $12 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company's filings and reports with the Securities and Exchange Commission including the Company's annual report on Form 10-K for the period ended June 30, 2003. Such risks include -- but are not limited to -- variable economic conditions, adverse portfolio performance, volatile wholesale values, reliance on warehouse financing and capital markets, the ability to continue to securitize its loan portfolio, the continued availability of credit enhancement for its securitization transactions on acceptable terms, fluctuating interest rates, increased competition, regulatory changes and exposure to litigation. These forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

CONTACT: AmeriCredit Corp., Fort Worth
Investor Relations
Kim Pulliam, 817-302-7009
or
Jason Landkamer, 817-302-7811
or
Media Relations
John Hoffmann, 817-302-7627

SOURCE: AmeriCredit Corp.